Exhibit 10.33
[Letterhead of Las Vegas Sands Corp.]
January 18, 2010
Kenneth J. Kay
Dear Ken:
This letter serves as an amendment to each of (1) the Employment Agreement, dated as of December 1, 2008 (the “Employment Agreement”), between you and Las Vegas Sands Corp. and (2) the Nonqualified Stock Option Agreement, dated as of January 1, 2009 (the “Option Agreement”), between you and the Company.
Effective retroactive to December 1, 2009, the amount of your annual base salary will be increased from Nine Hundred Thousand Dollars ($900,000) to One Million One Hundred Thousand Dollars ($1,100,000) payable in equal bi-monthly installments or as otherwise in accordance with the regular payroll of the Company. This retroactive increase includes the base salary increase of a minimum of four percent (4%) effective January 1, 2010 referenced in Section 3 of the Employment Agreement.
In addition, on January 1, 2009 (the “Date of Grant”), you received a grant of nonqualified stock options to purchase 100,000 shares of the Company’s common stock under the Company’s 2004 Equity Award Plan (the “Plan”), with an exercise price equal to the fair market value of the Company’s common stock on the Date of Grant. The terms of the grant were set forth in the Employment Agreement and the Option Agreement and are subject to the provisions of the Plan. As originally granted, the stock options were to vest over six years, with 33,333 options vesting over four years commencing on the first anniversary of the Date of Grant, an additional 33,333 options vesting over four years commencing on the second anniversary of the Date of Grant and the remaining 33,334 vesting over four years commencing on the third anniversary of the Date of Grant. Accordingly, 5,000 stock options vested on January 1, 2010.
The vesting schedule of the options set forth in Section 6 of the Employment Agreement and Section 3(c)(i) of the Option Agreement is hereby amended so that (a) an additional 20,000 options will be deemed retroactively vested as of January 1, 2010 resulting in a cumulative total of 25,000 options being vested as of that date and (b) the remaining 75,000 options will vest in equal installments of 25,000 options each on the second, third and fourth anniversaries of the Date of Grant.

Kenneth J. Kay

The other provisions of the Employment Agreement and the Option Agreement are unchanged.
Enclosed are two copies of this letter. Please acknowledge your agreement with the foregoing by signing both copies of this letter. Please return one signed and acknowledged copy of this letter and retain the second copy for your records.

Sincerely,
By:	/s/ Sheldon G. Adelson
	Name:	Sheldon G. Adelson
Chairman and Chief Executive Officer

Acknowledged and agreed,
this 18th day of January, 2010

By:	/s/ Kenneth J. Kay Name: Kenneth J. Kay Title: Senior Vice President & Chief Financial Officer